Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release

July 21, 2009

FIRST NATIONAL CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

Strasburg, Virginia (July 21, 2009) --- First National Corporation (OTCBB: FXNC) reported net income of $237 thousand for the second quarter of 2009. After the effective dividend on preferred stock, net income available to common shareholders was $17 thousand, or $0.01 per basic and diluted share, compared to $1.4 million in net income, or $0.48 per basic and diluted share, for the same period in 2008.

Harry S. Smith, President and CEO commented, "Although we are officially operating in the worst recession since the Great Depression, we’re encouraged that total revenue was down only 4% when comparing to the same quarter one year ago.  Conversely, total revenue increased 8% over the most recent quarter from improved net interest income and non-interest income.  While we were pleased with revenue during the quarter, we determined that another increase in the allowance for loan losses and recognition of estimated losses on foreclosed real estate holdings would be prudent.  These actions, along with an expense from a one-time special FDIC assessment, negatively impacted earnings for the period.  We are continuing to focus efforts on working through problem loans, improving profitability and carefully managing capital during this recessionary period.”

Second Quarter 2009 vs. Second Quarter 2008

The decrease in second quarter 2009 earnings compared to second quarter 2008 was primarily attributable to $575 thousand in losses from declines in the value of certain foreclosed real estate, a $405 thousand increase in the provision for loan losses and a one-time special assessment by the FDIC totaling $246 thousand.  Other factors included a decrease in net interest income and noninterest income and an increase in noninterest expenses. Return on assets and return on equity were 0.17% and 1.80%, respectively, for the second quarter of 2009 compared to 1.05% and 14.23% for the same quarter in 2008.

Net interest income decreased slightly to $4.5 million for the second quarter of 2009, a decrease of 2%, compared to $4.6 million for the same quarter of 2008. The net interest margin was 18 basis points lower and average interest-earning assets were $13.2 million higher when comparing the two periods. The decreased margin resulted from reversals of accrued interest on loans placed on non-accrual status during the second quarter combined with the impact of Federal Reserve rate cuts that occurred during the fourth quarter of 2008. These rate cuts compressed the margin as funding costs did not fall at the same pace as yields on earning assets.

Noninterest income totaled $1.4 million for the second quarter of 2009, a decrease of 8%, compared to $1.5 million for the same quarter of 2008. The decrease in noninterest income resulted primarily from less overdraft fee income and trust and investment advisory fee income.

Noninterest expense increased to $5.1 million for the second quarter of 2009 compared to $4.0 million for the same period in 2008. This increase was attributable to losses totaling $575 thousand resulting from declines in the values of certain foreclosed real estate. Noninterest expense also increased during the second quarter as a result of a one-time special assessment totaling $246 thousand levied by the FDIC.

Net charge-offs were $23 thousand for the second quarter of 2009, compared to $77 thousand for the second quarter of 2008. Non-performing assets totaled $20.3 million compared to $6.9 million one year ago. Economic conditions, declines in collateral values and specific reserves allocated to certain impaired loans resulted in a loan loss provision of $489 thousand in the second quarter of 2009 compared to $84 thousand for the same period in 2008. The allowance for loan losses increased $2.5 million to $7.0 million or 1.58% of total loans at June 30, 2009, compared to $4.5 million or 0.99% of total loans at June 30, 2008.

Second Quarter 2009 vs. First Quarter 2009

Net interest income improved in the second quarter of 2009 when compared to the previous quarter. Net interest income was $4.5 million for the second quarter of 2009 compared to $4.2 million for the first quarter of 2009. The net interest margin increased 15 basis points to 3.53% for the second quarter of 2009 from 3.38% for the first quarter of 2009. This improvement resulted from a decrease in the cost of funding earning assets.

Noninterest income totaled $1.4 million, an increase of 15%, compared to $1.2 million for the first quarter of 2009. The increase in noninterest income resulted primarily from higher overdraft fee income and ATM and check card fees. Gains on sales of loans also increased to $69 thousand for the second quarter of 2009 compared to $39 thousand for the first quarter of 2009.

Noninterest expense for the second quarter of 2009 was $5.1 million, an increase of 20% when compared to $4.3 million for the first quarter of 2009. This increase was attributable to losses totaling $575 thousand resulting from declines in the value of certain foreclosed real estate. In addition, noninterest expense increased during the second quarter as a result of a one-time special assessment totaling $246 thousand levied by the FDIC. Without the foreclosed real estate losses and FDIC special assessment, noninterest expense would have remained unchanged for the second quarter when compared to the first quarter.

Net charge-offs were $23 thousand for the second quarter of 2009, compared to $260 thousand for the first quarter of 2009. Non-performing assets totaled $20.3 million compared to $19.5 million for the first quarter of 2009. Increases in specific reserves on impaired loans and other factors resulted in a loan loss provision of $489 thousand in the second quarter of 2009 compared to $1.2 million for the first quarter of 2009. The allowance for loan losses increased $466 thousand to $7.0 million or 1.58% of total loans at June 30, 2009, compared to $6.6 million or 1.46% of total loans at March 31, 2009.

Six Months Ended June 30, 2009 vs. Six Months Ended June 30, 2008

For the six months ended June 30, 2009, net income was $274 thousand. After the effective dividend on preferred stock, net income available to common shareholders was $10 thousand, or $0.00 per basic and diluted share, compared to $2.8 million, or $0.97 per basic and diluted share, for the same period in 2008. Return on assets was 0.10% for the six months ended June 30, 2009 compared to 1.05% for the same period in 2008, and return on equity was 1.17% for the six months ended June 30, 2009 compared to 14.45% for the same period in 2008.

Net interest income decreased 6% to $8.7 million for the six months ended June 30, 2009 compared to $9.2 million for the same period in 2008. The net interest margin was 28 basis points lower while average interest-earning assets were $8.7 million higher when comparing the two periods. The net interest margin was 3.45% for the six months ended June 30, 2009, compared to 3.73% for the same period in 2008.

Noninterest income decreased 13% to $2.6 million for the six months ended June 30, 2009 from $3.0 million for the same period in 2008. This decrease was attributable to less overdraft fee income and trust and investment advisory fees. Noninterest expense increased 20% to $9.4 million for the six months ended June 30, 2009, compared to $7.8 million for the same period in 2008. The increase in noninterest expense was the result of losses on foreclosed real estate, higher FDIC assessments and an increase in occupancy expense. Occupancy expense increased from new lease payments on future branch sites and increased depreciation expense from the operations center opened during the second half of 2008. Economic conditions, declines in collateral values and specific reserves on impaired loans resulted in a loan loss provision of $1.7 million for the first six months of 2009 compared to $354 thousand for the same period in 2008.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest and dividend income
Interest and fees on loans	$ 6,074	$ 6,882	$ 12,135	$ 14,600
Interest on federal funds sold	2	2	4	8
Interest on deposits in banks	-	12	-	30
Interest and dividends on securities available for sale:
Taxable interest	520	489	1,029	1,004
Tax-exempt interest	143	131	282	264
Dividends	10	48	16	98
Total interest and dividend income	$ 6,749	$ 7,564	$ 13,466	$ 16,004

Interest expense
Interest on deposits	$ 1,968	$ 2,339	$ 4,109	$ 5,372
Interest on federal funds purchased	1	49	9	68
Interest on company obligated mandatorily redeemable capital securities	121	142	248	365
Interest on other borrowings	188	454	436	967
Total interest expense	$ 2,278	$ 2,984	$ 4,802	$ 6,772

Net interest income	$ 4,471	$ 4,580	$ 8,664	$ 9,232
Provision for loan losses	489	84	1,660	354
Net interest income after provision for loan losses	$ 3,982	$ 4,496	$ 7,004	$ 8,878

Noninterest income
Service charges	$ 629	$ 708	$ 1,183	$ 1,406
Fees for other customer services	377	417	720	754
Trust and investment advisory fees	281	356	589	686
Gains on sale of loans	69	32	108	69
Gains on sale of securities available for sale	4	2	10	2
Gain on sale of premises and equipment	9	-	9	-
Other operating income	40	20	17	118
Total noninterest income	$ 1,409	$ 1,535	$ 2,636	$ 3,035

Noninterest expense
Salaries and employee benefits	$ 2,206	$ 2,218	$ 4,412	$ 4,321
Occupancy	320	274	651	524
Equipment	362	344	697	691
Marketing	134	106	269	212
Stationery and supplies Legal and professional fees	148 211	82 147	295 391	193 320
ATM and check card fees	201	156	371	303
Other operating expense	2,221	650	2,286	1,230
Total noninterest expense	$ 5,109	$ 3,977	$ 9,372	$ 7,794

Income before income taxes	$ 282	$ 2,054	$ 268	$ 4,119
Income tax provision (benefit)	45	654	(6)	1,304
Net income	$ 237	$ 1,400	$ 274	$ 2,815
Effective dividend and accretion on preferred stock	220	-	264	-
Net income available to common shareholders	$ 17	$ 1,400	$ 10	$ 2,815

Common Share and Per Common Share Data
Net income, basic and diluted	$ 0.01	$ 0.48	$ 0.00	$ 0.97
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,918,843	2,912,172	2,918,012	2,911,323
Book value at period end	$ 13.15	$ 13.49	$ 13.15	$ 13.49
Cash dividends	$ 0.14	$ 0.14	$ 0.28	$ 0.28

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Key Performance Ratios
Return on average assets	0.17%	1.05%	0.10%	1.05%
Return on average equity	1.80%	14.23%	1.17%	14.45%
Net interest margin	3.53%	3.71%	3.45%	3.73%
Efficiency ratio (1)	76.19%	64.24%	76.32%	62.74%

Asset Quality
Loan charge-offs	$ 89	$ 147	$ 453	$ 224
Loan recoveries	66	70	170	143
Net charge-offs	23	77	283	81
Non-accrual loans	12,461	6,464	12,461	6,464
Other real estate owned	5,230	377	5,230	377
Repossessed assets Restructured loans Non-performing assets	395 2,202 20,288	32 - 6,873	395 2,202 20,288	32 - 6,873

Average Balances
Average assets	$ 551,695	$ 534,440	$ 549,743	$ 536,485
Average earning assets	517,700	504,515	515,381	506,705
Average shareholders’ equity	53,007	39,557	47,307	39,181

			(unaudited)
			June 30, 2009	June 30, 2008
Capital Ratios
Tier 1 capital			$ 62,622	$ 49,608
Total capital			68,397	54,088
Total capital to risk-weighted assets			14.85%	11.58%
Tier 1 capital to risk-weighted assets			13.59%	10.62%
Leverage ratio			11.35%	9.28%

Balance Sheet
Cash and due from banks			$ 6,540	$ 8,783
Interest-bearing deposits in banks			1,434	2,174
Federal funds sold			1,871	-
Securities available for sale, at fair value			64,134	56,286
Loans held for sale			805	457
Loans, net of allowance for loan losses			439,052	445,359
Premises and equipment, net			21,107	21,205
Interest receivable			1,684	1,834
Other assets			11,414	4,061
Total assets			$ 548,041	$ 540,159
				89,040
Noninterest-bearing demand deposits			$ 75,443	$ 76,043
Savings and interest-bearing demand deposits			140,784	166,739
Time deposits			177,346	174,575
Brokered deposits			67,883	8,311
Total deposits			$ 461,456	$ 425,668
Federal funds purchased			-	7,753
Other borrowings			20,300	56,499
Company obligated mandatorily redeemable capital securities			9,279	9,279
Accrued expenses and other liabilities			4,634	1,524
Total liabilities			$ 495,669	$ 500,723

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	June 30, 2009	June 30, 2008
Balance Sheet (continued)
Preferred stock	$ 13,937	$ -
Common stock	3,653	3,653
Surplus	1,369	1,435
Retained earnings	34,486	35,311
Unearned ESOP shares	(146)	(324)
Accumulated other comprehensive loss, net	(927)	(639)
Total shareholders’ equity	$ 52,372	$ 39,436

Total liabilities and shareholders’ equity	$ 548,041	$ 540,159

Loan Data
Mortgage loans on real estate:
Construction	$ 57,099	$ 71,574
Secured by farm land	1,600	1,738
Secured by 1-4 family residential	118,897	110,989
Other real estate loans	197,221	192,228
Loans to farmers (except those secured by real estate)	3,322	2,487
Commercial and industrial loans (except those secured by real estate)	52,668	53,602
Consumer installment loans	13,416	16,188
Deposit overdrafts	765	307
All other loans	1,091	726
Total loans	$ 446,079	$ 449,839
Allowance for loan losses	7,027	4,480
Loans, net	$ 439,052	$ 445,359

(1) The efficiency ratio is computed by dividing noninterest expense excluding losses on foreclosed assets by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and foreclosed assets. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2009 and 2008 was 34%.  Net interest income on a tax equivalent basis was $4,555 and $4,658 for the three months ended June 30, 2009 and 2008, respectively, and $8,830 and $9,390 for the six months ended June 30, 2009 and 2008, respectively. Noninterest income excluding securities and premises and equipment gains and losses was $1,396 and $1,533 for the three months ended June 30, 2009 and 2008, respectively, and $2,617 and $3,033 for the six months ended June 30, 2009 and 2008, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.